      Exhibit B

NEES GLOBAL, INC.
Consolidated Statement of Income and Accumulated Deficit
For the Periods Ended June 30, 1999
(Unaudited, Subject to Adjustment)
(thousands of dollars)



                    SixTwelve
                    Months     Months
                    ------------
INCOME
------

Rental water heater revenue     $  4,831     $ 9,032
Consulting revenue and other     416     885
Equity in earnings - HydroServ Group, LLC      -      (50)
                    --------     -------
     Total income     5,247     9,867

EXPENSE
-------

Operation and maintenance expenses     3,016     6,304
Write-off of investment in:
  Underwater Unlimited Diving Services, Inc.      -      1,000
  Monitoring Technologies, Inc.      -      475
  HydroServ Group, LLC      -      9
Loss on sale of interest in AllEnergy Marketing Co., Inc.     220     220
Depreciation               1,100     2,269
Income taxes     497     (337)
               -------     -------
     Total expenses     4,833     9,940

Net income (loss)     $    414     $   (73)
               ========     =======

Accumulated deficit at beginning of period (restated)     $(10,413)
$(9,926)

Accumulated deficit at end of period     $ (9,999)     $(9,999)
               ========     =======
